SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 21, 2004

Echelon Corporation

  (Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

550 Meridian Ave., San Jose, California		95126
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (408) 938-5200

(Former name or former address, if changed since last report.)

Item 8.01    Other Events

On May 4, 2004, Echelon Corporation (“Echelon”) announced that Enel SpA (“Enel”) had filed a request for arbitration to resolve a dispute regarding Echelon's marketing and supply obligations under the Research and Development and Technological Cooperation Agreement dated June 28, 2000 ("R&D Agreement") between the parties. Enel claimed that the R&D Agreement obligates Echelon to supply Enel with additional concentrator and metering kit products for use outside of Italy and to cooperate with Enel to market Enel's Contatore Elettronico system internationally. Pursuant to the request for arbitration, Enel sought to compel Echelon to sell to Enel an unspecified amount of additional products, to jointly market the Contatore Elettronico system with Enel outside of Italy, and to pay damages. At the time of the arbitration request, Enel did not specify the amount of damages it was seeking.

On December 15, 2004, Echelon received a filing made by Enel in the arbitration pursuant to which Enel specified the amount of damages it is seeking. In the filing, Enel claimed damages in the amounts of at least €17.65 million, allegedly representing Enel’s alleged costs in developing a system with Kaifa, a Chinese company, and €25 million for the alleged lost business opportunity to generate profits from Enel’s Contatore Elettronico project, plus interest on both of these amounts.

Echelon continues to believe it has fulfilled its obligations under the R&D Agreement, including its obligations with respect to the sale of products and joint marketing. Echelon believes Enel's claims and the bases for its requested damages are without merit and are in contravention of the R&D Agreement. Echelon will continue to vigorously defend itself in the arbitration proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

Dated: December 21, 2004

By:  /s/ Oliver R. Stanfield
Oliver R. Stanfield
Executive Vice President and Chief Financial Officer